SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                           Date of Event: May 14, 1996
                          Date of Report: May 15, 1996


               PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)


       33-83216-01                                   94-3209289
(Commission File Number)                  (I.R.S. Employer Identification No.)


One Market
Steuart Street Tower, Suite 900
San Francisco, California                           94105-1301
(Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (415) 974-1399


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ITEM 5.  Other Events.

PLM International, Inc. (the "Company) announced that its Board of Directors has approved a strategic plan for the Company to halt the syndication of equipment leasing programs and to focus on expanding its trailer leasing, commercial and industrial leasing, and management operations.

A copy of the press release is attached as an exhibit to this Form.


Attachments:

Exhibit 1:        Press release, dated May 14, 1996.



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                                    EXHIBIT 1

                                            Contact: Janet M. Turner
                                            Vice President, Investor Relations
                                            (415) 905 - 7214



                    PLM INTERNATIONAL TO HALT SYNDICATION AND
                       EXPAND ITS TRAILER LEASING BUSINESS

FOR IMMEDIATE RELEASE
San Francisco, California, May 14, 1996--San Francisco-based PLM International, Inc. (ASE:PLM) today announced that its Board of Directors has approved a strategic plan for the Company to halt the syndication of equipment leasing programs and to focus on expanding its trailer leasing, finance leasing, and management operations.

Under its new strategic direction, PLM International, for now, will not sponsor any new investment programs effective with the close of its current offering, Professional Lease Management Income Fund I, on May 13, 1996. The principal impact on PLM International of halting its syndication effort will be the change in the composition of the Company's capital sources to a mix which reflects the debt and equity sources more typically utilized by public companies today. Given PLM International's major improvements to its financial position over the past three years, a shift to more traditional funding sources is expected to be a smooth and cost-efficient transition. PLM International continues to be a leading equipment leasing and management company, operating an owned and managed portfolio of $1.3 billion of equipment, at original cost.

Going forward, the Company will concentrate on building its operations in three distinct but complementary areas: lease origination and management of a wide range of commercial and industrial equipment to investment-grade companies through its American Finance Group, Inc. subsidiary; lease origination and management of transportation equipment on behalf of its existing investor programs; and expansion of its current trailer leasing and management operations through its PLM Rental, Inc. subsidiary.

PLM International President and Chief Executive Officer, Robert N. Tidball said, "For the past several years, we have been increasingly concerned over the continued decline in the equity raised within the partnership syndication industry. In response to this, early last year we introduced what we believe is the best equipment leasing direct investment product in the market: Professional Lease Management Income Fund I. Although the broad appeal of this true "no load" fund produced higher sales in 1995, syndication results still fell below our expectations. We have determined that current and projected equity sales will not reach the volumes necessary to make this type of fund attractive to the Company.

"For these reasons, we have decided to redirect the Company's energies and resources to equipment leasing and management activities which hold greater long-term potential for volume and profitability growth, and building shareholder value. In particular, we intend to build a greater presence in the trailer leasing and management industry. PLM Rental is currently the largest short-term, on-demand refrigerated trailer rental operation in North America and we believe there are additional new opportunities in the refrigerated and other trailer markets which are a natural fit with our core competencies in equipment leasing. With our strong financial position, proven leasing and management expertise, and extensive industry contacts, we believe PLM International is in an excellent position to successfully capitalize on opportunities in these markets."

In announcing the changes to its syndication business, Tidball said that investors in Professional Lease Management Income Fund I as well as all other existing PLM investment programs, including the PLM Equipment Growth Funds, will not be affected by the Board's decision. "Since we will continue to act as the Manager and General Partner of these programs, we remain committed, in our fiduciary role, to effectively managing these programs and providing our investors with a high level of service."

PLM International is a diversified equipment leasing and management company providing services to transportation, industrial, and commercial companies. With a combined owned and managed portfolio of approximately $1.3 billion in equipment, PLM International operates one of the 25 largest asset leasing pools in the United States today. The Company specializes in creating equipment leasing solutions for domestic and international customers.





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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       PROFESSIONAL LEASE MANAGEMENT
                                       INCOME FUND I, L.L.C. (Registrant)
                                       By:      PLM Financial Services, Inc.
                                                Manager


DATE:  May 15, 1996                    By:      /s/ Stephen Peary
                                                ----------------------
                                                Stephen Peary
                                                Senior Vice President